SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: EXETER INSURANCE FUND, INC.
     (Formerly Manning & Napier Insurance Fund, Inc.)

Address of Principal Business Office:
             1100 Chase Square
     Rochester, NY 14604

Telephone Number:  (716) 325-6880

Name and Address of Agent for Service of Process:
     B. Reuben Auspitz
Manning & Napier
1100 Chase Square
Rochester, NY 14604
(716) 325-6880

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No



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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of amendment of registration to be duly signed on its behalf in the City of Rochester and State of New York on the 1st day of March, 2000.


     SIGNATURE:   EXETER INSURANCE FUND, INC.

Registrant


By /s/ B. Reuben Auspitz

B. Reuben Auspitz

President

Title


ATTEST:

/s/ Jodi L. Hedberg
     Jodi L. Hedberg
           Name

     Corporate Secretary
                Title

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